Supplementary Lease Agreement

Lessor （hereinafter referred to as Party A）：Changzhou CTS Fashion Co., Ltd.

Lessee （hereinafter referred to as Party B）：Shanghai Baby-Fox Fashion Co., Ltd.

Based on the Lease Agreement and after further negotiation, both parties agree that:

1. For better conveniences of Party B, Party B leases from Party A the first floor of Building 5th of Party A’s premises with the area 1500 square meters as their office;
2. Party A lets Party B take the demised premises for a period from Jan. 1, 2007 to Dec. 30, 2009.
3. The rent of the DEMISED PREMISES shall be RMB 80,000 per year; Party B shall pay half a year rent each time.
4. By the end of this agreement, Party B has the preferential releting right.
5. For outstanding issues, the two parties will resolve through negotiation.

Party A: Changzhou CTS Fashion Co., Ltd.	Party B: Shanghai Baby-Fox Fashion Co., Ltd.

Signed By:	Signed By:

Date:	Date: